Exhibit 10.1

AMENDMENT A TO LETTER OF ENGAGEMENT

AND WORK AUTHORIZATION DATED OCTOBER 1, 2005

February 2, 2006

Haris Tajyar

Managing Partner

Investor Relations International

15260 Ventura Blvd., Suite 1060

Los Angeles, CA 91403

Dear Haris,

Given below are the terms for the continuation of the engagement of Investor Relations International (“IRI”) with Duska Therapeutics, Inc. (the “Company”) for future services commencing on the date of the SEC’s approval of the Company’s soon-to-be filed Registration Statement. The terms of this letter will amend, as well as add, certain terms of the original agreement between the Company and IRI dated October 1, 2005 (“Original Contract”) as more specifically set forth below. All terms of the Original Contract that are not amended by this letter will remain in effect.

1)	Paragraph 3, “Fees,” is hereby amended and restated in its entirety to read:

a.	“A monthly retainer of $10,000.00 payable to IRI for the first twelve months of the engagement period.

b.	“Upon the closing of the private placement the Company is conducting with respect to its common stock, which is expected to close on or around February 10, 2006 (the “Private Placement”), the Company shall issue to Fountainhead Holdings, Inc. (“Parent”) warrants to purchase (a) 900,000 shares of the Company’s common stock at a price of $0.01 (the “900,000 Warrants”); (b) 500,000 shares of the Company’s common stock at a price of $0.125 (the “500,000 Warrants”); and (c) 750,000 shares of the Company’s common stock (the “750,000 Warrants”), in each case in accordance with the forfeiture and vesting provisions set forth in this Paragraph 3.

c.	“In connection with the Private Placement, the Company has agreed to file a Registration Statement (the “Registration Statement”) covering the resale of (1) the common stock underlying the 900,000 warrants and (2) a minimum of two million shares of the Company’s common stock purchased by the purchasers in the Private Placement at $0.25 per share.

d.	“The 900,000 Warrants shall be subject to forfeiture in the event the Registration Statement is not declared effective by May 15, 2006 since, at this point, there would be no immediate need for an investor relations program.

e.	“The 500,000 Warrants shall vest on June 30, 2006 if the following milestones shall have been met on or before June 30, 2006:

1.	IRI will develop the Company’s investor kit, either electronic or paper, and keep it updated. IRI will ensure the investor kit includes the most pertinent and publicly-available information that an average investor would want to review prior to making an investment decision.

2.	IRI will revamp the Company’s current Website with significant enhancements that will make the site more appealing to potential visitors and with a particular focus on the investor relations section;

3.	IRI is to provide overall investor relations, some corporate finance and disclosure consulting to the Company and help ensure it remains compliant with all SEC rules and guidelines as it relates to Regulation Fair Disclosure;

4.	IRI will draft, edit and help distribute all of the Company’s press releases and other forms of shareholder communications to both existing and new potential investors in a timely manner;

5.	IRI will have increased the Company’s exposure as an investment opportunity to Wall Street. Although this is somewhat an intangible milestone to measure, IRI has agreed to use the following measuring sticks to determine its success:

a.	Introduction to at least 1,000 new potential retail investors via direct mail campaigns;

b.	Introduction to at least 1,000 new institutional investors, hedge funds, buy- and sell-side analysts and brokerage houses via e-mail using our internal and external databases (i.e. Bigdough.com, etc.). The $19,000 annual fee per client for this and other investor databases will be incurred by IRI;

c.	Follow-up on any interested investors based on the above marketing efforts in an effort to arrange either one-on-one investor meetings or conference calls with the Company;

6.	The above efforts alone should be easily measurable in terms of the expected volatility and liquidity in the Company’s stock price, which hasn’t experienced much, if any at all for that matter, since its reverse merger.

7.	IRI agrees that at least one article regarding the Company has either been published or is on the verge of publication by a major national news organization. These include, but are not limited to, print, broadcast, online and/or global wire services. A major national news organization for purposes of this paragraph shall be The Wall Street Journal, New York Times, Business Week, Forbes, CNBC, Dow Jones, Reuters, Bloomberg, or another similar national news organization agreed to by the parties.

8.	IRI assures that the Company’s investor e-mail list (investors that have opt-in to receive information on the Company) has increased to a minimum of 50 investors from the current figure of zero. [Note: Most investors these days choose not to be added to a list but rather receive Company information via their brokerage houses (online or via a stockbroker).]

f.	“The 750,000 Warrants shall vest on the earlier to occur of (i) September 30, 2006 or (ii) the closing bid price of the Company’s common stock being $0.50 if the following milestones shall have been met on or before such date:

1.	IRI will ensure the Company’s revamped website is continuously updated with the latest pertinent investor information;

2.	IRI is to provide overall investor relations, some corporate finance and disclosure consulting to the Company and help ensure it remains compliant with all SEC rules and guidelines as it relates to Regulation Fair Disclosure;

3.	IRI will draft, edit and help distribute all of the Company’s press releases and other forms of shareholder communications to both existing and new potential investors in a timely manner;

4.	IRI will have increased the Company’s exposure as an investment opportunity to Wall Street. Although this is somewhat an intangible milestone to measure, IRI has agreed to use the following measuring sticks to determine its success:

a.	Introduction to at least 5,000 new potential retail investors via direct mail campaigns;

b.	Introduction to at least 3,000 new institutional investors, hedge funds, buy- and sell-side analysts and brokerage houses via e-mail using our internal and external databases (i.e. Bigdough.com, etc.). The $19,000 annual fee per client for this and other investor databases will be incurred by IRI;

c.	Follow-up on any interested investors based on the above marketing efforts in an effort to arrange either one-on-one investor meetings or conference calls with the Company;

d.	At least one major national road show to potential investors IRI has pre-qualified in advance.

5.	The above efforts should be easily measurable in terms of significantly increased volatility and liquidity in the Company’s stock price, which should increase as the Program is executed;

6.	IRI agrees that it will have generated either at least one major article, national broadcast TV coverage and/or a story reported on a global wire service regarding the Company by this date that will be printed, broadcasted or available through a global wire service, which shall include The Wall Street Journal, New York Times, Business Week, Forbes, CNBC, Dow Jones, Reuters, Bloomberg, CNN, CNBC, ABC, CBS, NBC, Fox or Fox News or such other national print, broadcast or global wire service agreed to by the parties.

7.	IRI assures that the Company’s investor e-mail list (investors that have opt-in to receive information on the Company) has increased to a minimum of 100 investors from the current figure of zero. [Note: Most investors these days choose not to be added to a list but rather receive Company information via their brokerage houses (online or via a stockbroker).]

g.	“In determining whether the Company’s closing bid price has reached $0.50, appropriate adjustments shall be made to such price for any stock splits, stock dividends or other similar mechanisms that could restructure the capitalization structure of the Company proportionately among all of its stockholders.

h.	“The Company agrees to file a registration statement covering the resale of the common stock underlying 500,000 Warrants and 750,000 Warrants on behalf of Parent either (i) on the Registration Statement to be filed pursuant to Paragraph 2 above or (ii) within 30 days of their respective vesting dates. The Company will use its best efforts to have any such registration statement declared effective within 60 days of filing with the SEC. If the common stock underlying the 500,000 Warrants and the 750,000 Warrants are registered on the Registration Statement to be filed pursuant to Paragraph 2, they would be subject to forfeiture in the event the Registration Statement is not declared effective by May 15, 2006 since, at this point, there would be no immediate need for an investor relations program.”

2)	Paragraph 4, “Finders Fee,” of the Original Contract shall be hereby deleted in its entirety and shall be amended and restated to read in its entirety, “[RESERVED]”.

3)	A new last sentence shall be added to Paragraph 8(d) to read as follows, “IRI further represents and warrants to the Company that it will at all times conduct the services it provides hereunder in accordance with all state “blue sky” laws, the Securities Act of 1933, as amended, and Rule 10b-5 thereunder, and all other federal and state securities and other laws.”

4)	Paragraph 6, “Term and Termination of Engagement,” of the Original Contract shall be hereby be amended and restated to read as follows, “The term of the engagement hereunder is for a period of twelve (12) months. This engagement may be immediately terminated by the Company at any time prior to the expiration of its term, with or without cause; provided, however, that IRI will be entitled to its first payment of the 900,000 Warrants within 15 days of termination; and provided further that the provisions of this Section and Section 7 hereof shall survive such termination. In addition, following the completion of the Program, management of the Company and IRI will review the success of the Program in order to determine IRI’s level of involvement going forward.”

If you agree on the terms listed above, kindly sign the letter in the designated area below and send it back to our corporate office via facsimile. Upon execution by both parties, this letter will serve as Amendment A to the Original Contract.

I am looking forward to working with you in this important area.

/s/ Amir Pelleg	/s/ Haris Tajyar
Amir Pelleg, Ph.D.	Haris Tajyar
Chairman and COO	Managing Director
Duska Therapeutics, Inc.	IR International